UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2008
MedQuist Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ	08054

(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 206-4000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of New Directors
On August 19, 2008, the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) increased the size of the Board to ten directors and elected, subject to the completion of customary background checks, John F. Jastrem, Colin J. O’Brien and Andrew E. Vogel to the Board to fill the newly created directorships. On September 4, 2008, the Board determined that the background checks were satisfactorily completed, which made effective the election of Messrs. Jastrem, O’Brien and Vogel to the Board. The Board has not yet appointed Messrs. Jastrem, O’Brien and Vogel to any committees. There are no transactions in which Messrs. Jastrem, O’Brien and Vogel have an interest requiring disclosure under Item 404(a) of Regulation S-K.
The Board has not made a determination as to the independence of Messrs. Jastrem, O’Brien and Vogel. If Messrs. Jastrem, O’Brien and Vogel are determined to be independent directors, they will be entitled to compensation for, and reimbursement of all expenses incurred in connection with, their service on the Board and will receive the standard compensation for independent directors for service on the Board.
The full text of the press release issued in connection with the election is attached hereto as Exhibit 99.1 and is incorporated by reference.
Appointment of Chief Executive Officer
On September 4, 2008, the Board appointed Peter Masanotti to the position of Chief Executive Officer (“CEO”). Mr. Masanotti will begin serving as CEO on September 16, 2008. Prior to his appointment as CEO, Mr. Masanotti, 53, was most recently managing director and global head of Business Process Sourcing at Deutshe Bank, where he was responsible for the offshore and onshore labor productivity and efficiency for the investment banking platform. From July 2005 through May 2007 he was the Chief Operating Officer and Executive Vice President of OfficeTiger LLC (“OfficeTiger”), a judgment-based business outsourcing firm which services major investment banks and Fortune 500 corporations. At OfficeTiger, Mr. Masanotti was responsible for overseeing the operations of the company which included profits and losses, Human Resources, Administration, Facilities and Information Technology. From 2001 to 2005, Mr. Masanotti served as Chief Operating Officer of Geller & Company (“Geller”), a privately-held finance and accounting outsourcing firm. At Geller, Mr. Masanotti’s responsibilities included implementing the overall strategic direction of the firm and the overall day-to-day operations which included business unit profits and losses, Human Resources, Legal, Finance, Information Technology, Marketing and Sales, Administration and Facilities and Corporation Development. Mr. Masanotti has previously served as managing partner of Kleban & Samor P.C., a Connecticut-based law firm, is a graduate of Temple University of Law in Philadelphia and holds a bachelor’s degree in economics from the University of Connecticut-Storrs.
The Company and Mr. Masanotti entered into an employment agreement dated September 3, 2008 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit 10.1. Under the terms of the Employment Agreement, Mr. Masanotti will serve as CEO from September 16, 2008 (the “Commencement Date”) through December 31, 2011. Thereafter, his term of employment will automatically renew for successive one-year terms unless either party elects not to extend the term as permitted by the Employment Agreement.
Pursuant to the Employment Agreement, Mr. Masanotti is entitled to receive a sign-on bonus in the amount of $800,000, on or prior to February 1, 2009, subject to his continued employment with the Company through such date. In addition, Mr. Masanotti will receive an annual base salary of $500,000 and an annual bonus award based upon the achievement of target performance objectives established by the Board, equal to up to 140% of his base salary. The Company believes that the target performance objectives, although not guaranteed, are capable of being achieved if Mr. Masanotti meets or exceeds his individual objectives, if the Company performs according to its operating plans and if the assumptions in the Company’s operating plans prove correct. Within 15 days of the Commencement Date, the Company will grant Mr. Masanotti an option to purchase up to 295,749 shares of the Company’s common stock. The

Employment Agreement also provides for certain other payments upon a termination of employment, as discussed in more detail in the Employment Agreement.
There are no transactions in which Mr. Masanotti has an interest requiring disclosure under Item 404(a) of Regulation S-K or any family relationships requiring disclosure under Item 401(d) of Regulation S-K.
The full text of the press release issued in connection with the appointment is attached hereto as Exhibit 99.2 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.
The attached Exhibit Index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: September 8, 2008	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel, Chief Compliance Officer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and among Peter Masanotti and MedQuist Inc. dated September 3, 2008

99.1	Press Release of MedQuist Inc. dated September 4, 2008

99.2	Press Release of MedQuist Inc. dated September 4, 2008